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Exhibit 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

THE SPORTS AUTHORITY AND GART SPORTS ANNOUNCE COMPLETION OF MERGER

        Final

        Denver, CO—August 4, 2003—Gart Sports Company (Nasdaq: GRTS) and The Sports Authority, Inc. (NYSE: TSA) today announced they have completed their merger of equals. In separate meetings held this morning in Denver, CO and Fort Lauderdale, FL, shareholders of both companies approved the previously announced transaction. The market capitalization of the combined companies is approximately $695 million based on the closing price of Gart Sports' common stock as of August 1, 2003. In the merger Sports Authority's shareholders will receive 0.37 shares of Gart Sports common stock for each share of Sports Authority common stock they own.

        As previously reported, the combined company will be named The Sports Authority, Inc. and will be headquartered in Englewood, CO. The new company will operate 389 stores in 45 states and generated combined revenue of approximately $2.5 billion in fiscal 2002. The new company's common stock will trade on the New York Stock Exchange under the symbol "TSA" beginning tomorrow.

        Martin Hanaka, Chairman of The Sports Authority, said, "We are extremely pleased to announce the completion of this historic merger and look forward to moving ahead as the nation's preeminent sporting goods retailer. The combination of both entities has created a company that is substantially larger with a powerful operating platform to benefit our customers. This transaction will allow us to recognize a significant number of synergies and provide us with compelling merchandising and growth opportunities. Our new store expansion plans remain on track and we expect to open an additional 13 stores during the remainder of fiscal 2003. We are committed to executing a strategy that will result in long-term growth and increased shareholder value."

        Doug Morton, Vice Chairman and Chief Executive Officer of The Sports Authority, commented, "This merger marks an important day and ushers in a new and exciting chapter for the employees, shareholders and customers of Gart Sports and The Sports Authority. The transition throughout this process has proceeded smoothly and we remain focused on leveraging the operations and expertise of both companies. We look forward to capitalizing on the many opportunities that we have created in the marketplace."

        In conjunction with the merger, the company has secured a four year $600,000,000 revolving line of credit with a lender group led by the Retail Finance Group of CIT Business Credit, Inc., a unit of CIT Group.

        Updated guidance will be provided for the combined company in conjunction with the company's second quarter conference call scheduled for August 25, 2003.

        The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailer offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. The Sports Authority operates 389 stores in 45 states under The Sports Authority, Gart Sports®, Sportmart® and Oshman's® names. The Company's

e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON., Ltd. operates 43 "The Sports Authority" stores in Japan under a licensing agreement.

        This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart's and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies' specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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THE SPORTS AUTHORITY AND GART SPORTS ANNOUNCE COMPLETION OF MERGER